Exhibit 10.11.7

SEVENTH AMENDMENT TO LEASE

    THIS SEVENTH AMENDMENT TO LEASE (this “Seventh Amendment”) is entered into as of this 22nd day of December, 2010 (“Execution Date”), by and between BMR-LANDMARK AT EASTVIEW LLC, a Delaware limited liability company (“Landlord”), and REGENERON PHARMACEUTICALS, INC., a New York corporation (“Tenant”).

RECITALS

    A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of December 21, 2006 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of October 24, 2007 (the “First Amendment”), that certain Second Amendment to Lease dated as of September 30, 2008 (the “Second Amendment”), that certain Third Amendment to Lease dated as of April 29, 2009 (the “Third Amendment”), that certain Fourth Amendment to Lease dated as of December 3, 2009 (the “Fourth Amendment”), that certain Fifth Amendment to Lease dated as of February 11, 2010 (the “Fifth Amendment”), and that certain Sixth Amendment to Lease dated as of June 4, 2010 (the “Sixth Amendment” and, collectively with the Original Lease and the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, and as the same may have been further amended, supplemented or otherwise modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 735, 745, 755, 765 and 777 Old Saw Mill River Road in Tarrytown, New York (collectively, the “Buildings”, and each a “Building”);

    B. WHEREAS, pursuant to the Sixth Amendment, Tenant leased from Landlord and Landlord leased to Tenant certain space identified as the “765 Expansion Premises,” consisting of two different phases; “Phase 1” and “Phase 2” (as such terms are defined in the Sixth Amendment), and as of the Execution Date hereof, Phase 2 has not yet been delivered to Tenant;

    C. WHEREAS, pursuant to the Fifteenth Amendment of the Old Lease, Tenant leased from Landlord and Landlord leased to Tenant certain space, containing approximately five thousand two hundred thirty-three (5,233) square feet of Rentable Area and located on the C-Level of the 777 Building as shown on Exhibit D attached hereto (the “Old C-Level Storage Space”);

    D. WHEREAS, Tenant desires to lease from Landlord and Landlord desires to lease to Tenant the following space at the Project; (i) approximately five thousand one hundred twenty-one (5,121) square feet of Rentable Area on the mezzanine level of the 765 Building, as shown on Exhibit A attached hereto (the “765 Expansion Premises II”); (ii) approximately two thousand nine hundred two (2,902) square feet of Rentable Area (that is currently Common Area) located on the ground level of the 765 Building, as shown on Exhibit B attached hereto (the “Corridor Space”); and approximately five thousand ninety-five (5,095) square feet of Rentable Area on the C level of the 777 Building, as shown on Exhibit C attached hereto (the “New C-Level Storage Space”);

Form dated 5/3/07

    E. WHEREAS, Tenant desires to terminate the Lease with respect to the Swing Premises (as defined in the Fourth Amendment and consisting of approximately sixteen thousand seven hundred twenty-five (16,725) square feet of Rentable Area that is located on the Lobby level of the 777 Building); and

    F. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

    NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

    1. Definitions. For purposes of this Seventh Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein. The Lease, as amended by this Seventh Amendment, is referred to herein as the “Amended Lease.”

    2. Additions to Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord the following space on the following terms:

       a. the 765 Expansion Premises II, effective as of Landlord’s delivery to Tenant of the same in the condition required under this Seventh Amendment including, without limitation, with the HVAC system located in the southeast corner of the 765 Expansion Premises being in good working condition and order. Landlord shall use commercially reasonable efforts to deliver the 765 Expansion Premises II on or before January 24, 2011. Landlord shall be responsible for demising the 765 Expansion Premises II at Landlord’s sole cost and expense and shall deliver the 765 Expansion Premises II properly demised. The Term for the 765 Expansion Premises II shall expire on the Term Expiration Date for the New Premises, subject to (a) Tenant’s option to extend the Term of the Lease as provided in Article 44 of the Amended Lease, and (b) Tenant’s termination option set forth in Section 7 below. Commencing as of the delivery of the 765 Expansion Premises II to Tenant and continuing through the Term, and subject to the provisions of Section 7 hereof, Tenant shall pay Landlord Basic Annual Rent for the 765 Expansion Premises II at an initial rate equal to Eighteen Dollars ($18.00) per square foot of Rentable Area, per year, in accordance with the terms for payment of Basic Annual Rent set forth in the Lease. Basic Annual Rent for the 765 Expansion Premises II shall increase annually every July 1st by two and one-half percent (2.5%) of the then-current applicable Basic Annual Rent, commencing as of July 1, 2011. In addition to Basic Annual Rent, commencing as of the delivery date of the 765 Expansion Premises II, Tenant shall pay to Landlord as Additional Rent, at times specified in the Amended Lease, Tenant’s Pro Rata Share of Operating Expenses with respect to the 765 Expansion Premises II. For the avoidance of doubt (i) HVAC for the 765 Expansion Premises II shall be calculated in the same manner as provided in the Amended Lease with respect to the Retained Premises, and (ii) the 765 Expansion Premises II shall be treated as Retained Premises for the purposes of allocation of the CAM Pool Charges in accordance with Exhibit O of the Amended Lease (as of the commencement date for the 765 Expansion Premises II);

       b. the Corridor Space, effective as of Landlord’s delivery to Tenant of the same in the condition required under this Seventh Amendment, and which shall be on the same date as the delivery of Phase 2 of the 765 Expansion Premises. Landlord shall use commercially reasonable efforts to deliver the Corridor Space on or before February 28, 2011. The Term for the Corridor Space shall expire on the Term Expiration Date for the New Premises, subject to (a) Tenant’s option to extend the Term of the Lease as provided in Article 44 of the Amended Lease, and (b) Tenant’s termination option set forth in Section 7 below. Commencing as of the delivery of the Corridor Space to Tenant and continuing through the Term, and subject to the provisions of Section 7 hereof, Tenant shall pay Landlord Basic Annual Rent for the Corridor Space at an initial rate equal to Twenty-Four Dollars ($24) per square foot of Rentable Area, per year, in accordance with the terms for payment of Basic Annual Rent set forth in the Lease. Basic Annual Rent for the Corridor Space shall increase annually every July 1st by two and one-half percent (2.5%) of the then-current applicable Basic Annual Rent, commencing as of July 1, 2011. In addition to Basic Annual Rent, commencing as of the delivery date of the Corridor Space, Tenant shall pay to Landlord as Additional Rent, at times specified in the Amended Lease, Tenant’s Pro Rata Share of Operating Expenses with respect to the Corridor Space. For the avoidance of doubt (i) HVAC for the Corridor Space shall be calculated in the same manner as provided in the Amended Lease with respect to the Retained Premises, and (ii) the Corridor Space shall be treated as Retained Premises for the purposes of allocation of the CAM Pool Charges in accordance with Exhibit O of the Amended Lease (as of the commencement date for the Corridor Space); and

       c. the New C-Level Storage Space, effective as of Landlord’s delivery to Tenant of the same in the condition required under this Seventh Amendment. Landlord shall use commercially reasonable efforts to deliver the New C-Level Storage Space on or before January 24, 2011. Landlord shall be responsible for demising the New C-Level Storage Space at Landlord’s sole cost and expense and shall deliver the New C-Level Storage Space properly demised. The Term for the New C-Level Storage Space shall expire on the Term Expiration Date for the New Premises, subject to (a) Tenant’s option to extend the Term of the Lease as provided in Article 44 of the Amended Lease, and (b) Tenant’s termination option set forth in Section 7 below. Commencing as of the delivery of the New C-Level Storage Space to Tenant and continuing through the Term, and subject to the provisions of Section 7 hereof, Tenant shall pay Landlord Basic Annual Rent for the New C-Level Storage Space at an initial rate equal to Five Dollars ($5) per square foot of Rentable Area, per year, in accordance with the terms for payment of Basic Annual Rent set forth in the Lease. Basic Annual Rent for the New C-Level Storage Space shall increase annually every July 1st by two and one-half percent (2.5%) of the then-current applicable Basic Annual Rent, commencing as of July 1, 2011. In addition to Basic Annual Rent, commencing as of the delivery date of the New C-Level Storage Space, Tenant shall pay to Landlord as Additional Rent, at times specified in the Amended Lease, Tenant’s Pro Rata Share of Operating Expenses with respect to the New C-Level Storage Space. For the avoidance of doubt (i) HVAC for the New C-Level Storage Space shall be calculated in the same manner as provided in the Amended Lease with respect to the Retained Premises, and (ii) the New C-Level Storage Space shall be treated as Retained Premises for the purposes of allocation of the CAM Pool Charges in accordance with Exhibit O of the Amended Lease (as of the commencement date for the New C-Level Storage Space).

    3. Extension of Old C-Level Storage Space. The parties acknowledge that the term of the Old Lease expired on the Rent Commencement Date for the New Premises and that Tenant has been occupying the Old C-Level Storage Space on a month-to-month basis. Effective as of the date hereof, the Old C-Level Storage Space shall be included in the Amended Lease as a part of the Premises and the Old C-Level Storage Space shall be governed in all respects by the Amended Lease. The Term with respect to the Old C-Level Storage Space shall continue until the Term Expiration Date for the New Premises, subject to (a) Tenant’s option to extend the Term of the Lease as provided in Article 44 of the Amended Lease, and (b) Tenant’s termination option set forth in Section 7 below. Subject to the provisions of Section 7 hereof, Tenant shall pay Landlord Basic Annual Rent for the Old C-Level Storage Space at an initial rate equal to Five Dollars ($5.00) per square foot of Rentable Area, per year, in accordance with the terms for payment of Basic Annual Rent set forth in the Lease. Basic Annual Rent for the Old C-Level Storage Space shall increase annually every July 1st by two and one-half percent (2.5%) of the then-current applicable Basic Annual Rent, commencing as of July 1, 2011. In addition to Basic Annual Rent, Tenant shall pay to Landlord as Additional Rent, at times specified in the Amended Lease, Tenant’s Pro Rata Share of Operating Expenses with respect to the Old C-Level Storage Space. For the avoidance of doubt (i) HVAC for the Old C-Level Storage Space shall be calculated in the same manner as provided in the Amended Lease with respect to the Retained Premises, and (ii) the Old C-Level Storage Space shall be treated as Retained Premises for the purposes of allocation of the CAM Pool Charges in accordance with Exhibit O of the Amended Lease (in each case, as of the applicable commencement date for each such portion of the Premises).

    4. Tenant’s Pro Rata Shares. From and after the delivery to Tenant of the 765 Expansion Premises II, the Corridor Space and the New C-Level Storage Space in the condition required hereunder, the Premises shall thereafter be deemed to include the premises so delivered and Tenant’s Pro Rata Shares of the Building, Existing Project, New Project and Entire Project shall be incrementally adjusted as set forth in Exhibit E attached hereto. As of each such delivery date, the defined terms in Section 2.2 of the Lease shall be automatically amended to reflect the adjustments set forth in this Section 4. Rentable Area and Tenant’s Pro Rata Shares are all subject to adjustment under the Amended Lease, including pursuant to Section 9.2.

    5. Tenant Improvements. Landlord shall make available to Tenant a tenant improvement allowance equal to One Hundred Forty Nine Thousand Three Hundred Sixty Five Dollars ($149,365) (based on Fifteen Dollars ($15) per square foot of Rentable Area of the 765 Expansion Premises II and Twenty Five Dollars ($25) per square foot of Rentable Area of the Corridor Space)) (the “765 Allowance”). The 765 Allowance shall be disbursed in the same manner as the Base TI Allowance under the applicable provisions of Article 5 of the Lease, including, without limitation, the Disbursement Conditions, in order to finance improvements to the Premises in the 765 Building, consistent with the provisions of the Lease and the Permitted Use (such improvements, the “765 Improvements”). Tenant shall be responsible for performing and completing the 765 Improvements. Tenant shall pay Landlord a construction oversight fee of two and one-half percent (2.5%) of the total cost of the 765 Improvements, including, without limitation, the 765 Allowance to the extent disbursed to Tenant, which construction oversight fee may be paid out of the 765 Allowance.

    6. Parking. The parties acknowledge that, in accordance with the Lease, Tenant shall be entitled to its pro rata share of unreserved parking spaces with respect to each portion of the Premises leased to Tenant hereunder.

    7. Termination Options. Tenant shall be entitled to terminate the Lease with respect to (a) the entire 765 Expansion Premises II, effective as of January 1, 2017, (b) the Corridor Space, effective as of January 1, 2017 and (c) the New C-Level Storage Space and the Old C-Level Storage Space (the “C-Level Spaces”), on June 30, 2014, December 31, 2015 or December 31, 2016; provided that (x) Tenant provides Landlord with no less than nine (9) months’ prior written notice and (y) concurrently with such notice, Tenant pays to Landlord an amount equal to (A) with respect to a termination of the 765 Expansion Premises II, Seventy-Three Thousand Nine Hundred Forty Seven and Fourteen and 24/100s Dollars ($73,947.24) (based on Fourteen and 44/100s Dollars ($14.44) per square foot of Rentable Area of the applicable portion of the Premises), (B) with respect to a termination the Corridor Space Fifty-Eight Thousand Forty and No/100s Dollars ($58,040.00) (based on Twenty and No/100 Dollars ($20.00) per square foot of Rentable Area of the applicable portion of the Premises) and (C) with respect to a termination of the C-Level Spaces, if terminated on June 30, 2014, Twenty Thousand Three Hundred Seventy-Eight Dollars ($20,378), if terminated on December 31, 2015, Seventeen Thousand Two Hundred Fourteen and 63/100s Dollars ($17,214.63) and if terminated on December 31, 2016, Fifteen Thousand One Hundred Eighty-Nine and 38/100s Dollars ($15,189.38).

       If Tenant timely exercises its option to terminate the Lease with respect to one or more of the portions of the Premises set forth in this Section, then Tenant shall surrender the applicable Premises to Landlord on the applicable surrender date in the condition required by the Amended Lease for surrendering Premises upon the expiration. Notwithstanding anything to the Amended Lease to the contrary, if Tenant terminates the 765 Expansion Premises II in accordance with this Section 7, Tenant shall demise the 765 Expansion Premises II at its expense, such demising to be performed in accordance with Applicable Laws; provided, that the foregoing requirements shall in no event be deemed to require Tenant to perform any work to conform the 765 Expansion Premises II with Applicable Laws (other than the demising thereof), except as may be expressly required by the Amended Lease. Time is of the essence with respect to the exercise of the termination options granted in this Section.

    8. Termination of Swing Premises. Effective upon the surrender of the Swing Premises in the condition required by the Amended Lease, the Lease shall terminate and shall be of no further force and effect with respect to the Swing Premises, except for those terms that expressly survive the expiration or earlier termination of the Amended Lease. Notwithstanding the foregoing, Tenant shall not be responsible for payment of Base Rent or Tenant’s Pro Rata Share of Operating Expenses with respect to the Swing Premises effective as of the mutual execution and delivery of this Seventh Amendment; provided, however, Tenant shall surrender the Swing Premises in the required condition on or before the date that is sixty (60) days after the delivery of the New C-Level Space. If Tenant shall fail to timely surrender the Swing Premises in the requisite condition, Tenant shall become a tenant at sufferance of only the entire Swing Premises subject to the terms and conditions of the Amended Lease, except that the monthly rent beginning the first day after the expiration of such sixty (60) day period shall be recalculated to equal one hundred fifty percent (150%) of the Rent rates in effect immediately prior to the Execution Date hereof with respect of the Swing Premises.

    9. Lease Extension Options. From and after the Execution Date, the first paragraph of Article 44 of the Lease is hereby deleted and replaced with the following:

44. Option to Extend Term. Tenant shall have three (3) options (each, an “Option”) to extend the Term of this Lease (and, in each case, the Term Expiration Date) by five (5) years, in each case on the same terms and conditions as this Lease, except as provided below. If Tenant desires to exercise any Option, Tenant must do so by giving Landlord written notice of such exercise at least one (1) year before the Term would otherwise expire. Tenant may exercise its Option to extend the Term only as to any one or more of the following: (a) the entire Retained Premises plus the Corridor Space, (b) the entire New Whole Building Premises, (c) the entire New Multiple Tenant Building Premises, (d) the Modified Additional Premises, (e) the Swap Premises, (f) each full floor of the 755 Premises, (h) the 765 Expansion Premises, (i) the 765 Expansion Premises II, (j) C-Level Storage Spaces. If Tenant fails to exercise an Option with respect to less than all of the Premises and the time to do so has lapsed (or if a Retained Premises Early Termination or a termination pursuant to a Swap Premises Termination Option has occurred), then Tenant shall no longer have an Option with respect to those portions of the Premises for which it failed to exercise an Option. Tenant’s Options for the remaining Premises shall remain in full force and effect.

    10. Condition of Premises. Except as otherwise provided herein (including without limitation Section 2 hereof), Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the 765 Expansion Premises II, the Corridor Space, the Old C-Level Storage Space, or the New C-Level Storage Space with respect to the suitability of the same for the conduct of Tenant’s business. Tenant acknowledges that (a) it is generally familiar with the condition of the 765 Expansion Premises II, the Corridor Space, the Old C-Level Storage Space, and the New C-Level Storage Space, notwithstanding anything contained in the Amended Lease to the contrary, agrees to take the same in its condition “as is” as of the applicable delivery date, and with respect to the Old C-Level Storage Space, as of the Execution Date hereof. Tenant’s taking of possession of the 765 Expansion Premises II, the Corridor Space and the new C-Level Storage Space shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the same were at such time in good, sanitary and satisfactory condition and repair. Notwithstanding the foregoing, Landlord represents and warrants that, with the exception of the HVAC system located in the southeast corner of the 765 Expansion Premises II (which Landlord acknowledges is currently not in good working condition), the Building Systems in the 765 Expansion Premises II, the Corridor Space, the Old C-Level Storage Space, and the New C-Level Storage Space are, and will be (including the HVAC system located in the southeast corner of the 765 Expansion Premises II), in good working condition and that the same are adequately serviced by Utilities and other base building services.

    11. Hazardous Materials. From and after the Execution Date, the second to last sentence of Section 40.1 of the Lease shall be deleted and replaced in its entirety with the following:

Landlord acknowledges that Tenant shall not be responsible for environmental conditions or contamination now or hereafter existing on, under or in the Entire Project, in the New Whole Building, in the New Multiple Tenant Building, or in the Premises (as the Premises may be modified from time to time) caused by Landlord or tenants other than Tenant or by third parties in the Entire Project prior to the Execution Date or after such date, or for environmental conditions or contamination coming from off-site so long as Tenant, Tenant’s Affiliates, its permitted sublessees or its agents did not cause or contribute to such environmental conditions or contamination.

    12. Broker. Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Seventh Amendment, other than Studley (“Broker”) on behalf of Tenant, and each agrees to indemnify, defend and hold the other harmless from any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with this Seventh Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

    13. No Default; Authority; Non-Contravention. Each of Landlord and Tenant represents, warrants and covenants that, to the best of its respective knowledge, neither Landlord nor Tenant is in default of any of its respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both), would constitute a default by either Landlord or Tenant thereunder. Each of Landlord and Tenant further represents, warrants and covenants that it has the full power and authority to execute, deliver and comply with the terms of this Seventh Amendment, and doing so will not conflict with or result in the violation of or default under any provision of any agreement or other instrument to which it is a party.

    14. Effect of Amendment. Except as modified by this Seventh Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Seventh Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Seventh Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Seventh Amendment.

    15. Miscellaneous. This Seventh Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Seventh Amendment are included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference.

    16. Counterparts. This Seventh Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original.

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    IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Seventh Amendment to Lease.

LANDLORD:

BMR-LANDMARK AT EASTVIEW LLC,
a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel

TENANT:

REGENERON PHARMACEUTICALS, INC.,
a New York corporation

By:	/s/ Murray A; Goldberg
Name:	Murray A. Goldberg
Title:	Senior Vice President, Finance & Administration and Chief Financial Officer

EXHIBIT A

765 EXPANSION PREMISES II

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EXHIBIT B

CORRIDOR SPACE

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EXHIBIT C

NEW C-LEVEL STORAGE SPACE

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EXHIBIT D

OLD C-LEVEL STORAGE SPACE

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EXHIBIT E

Definition or	Means the	Square	Tenant’s	Tenant’s	Tenant’s
Provision	Following:	Feet of	Pro Rata	Pro Rata	Pro Rata
		Rentable	Share of	Share of	Share of the
		Area	Applicable	Existing	Entire
			Building	Project	Project
				(827,790)	(1,188,310)
Portion of added	765 Expansion	5,121	2.46%	.62%	.43%
“Premises” and	Premises II
corresponding	Corridor Space	2,902	1.40%	.35%	.24%
Rentable Area	Old C-Level Storage	5,233	1.43%	.63%	.44%
	Space
	New C-Level	5,095	1.39%	.62%	.43%
	Storage Space